UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/14/2013

LinkedIn Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35168

Delaware	47-0912023
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2029 Stierlin Court
Mountain View, CA 94043
(Address of principal executive offices, including zip code)

(650) 687-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) 2013 Executive Bonus Compensation Plan

On February 14, 2013, as part of its annual compensation review process, the Compensation Committee of the Board of Directors (the "Board") of LinkedIn Corporation (the "Company") approved the Company's 2013 Executive Bonus Compensation Plan (the "Bonus Plan"). Members of the Company's executive team, including the named executive officers, typically participate in the Bonus Plan and must remain employed by the Company through December 31, 2013 to be eligible for a payout. Any new members of the executive team will be eligible to participate in the Bonus Plan on a pro rata basis if their start date is prior to October 1, 2013.

The Bonus Plan is funded by achievement of corporate objectives based on performance measures in five areas: revenue, members, unique visitors, page views and earnings before interest, taxes, depreciation and amortization, each weighted at 20%.   If performance as to any performance measure is below the threshold, no payout will be made with respect to that measure. Payouts will be made at 50% for performance meeting the threshold level, 100% for performance meeting the target level and 150% for performance meeting the stretch level. For performance achievement between threshold and target, and between target and stretch performance levels, payouts will be interpolated on a straight-line basis. Targets for each performance measure will be approved by the Board at a later date.

A copy of the Bonus Plan will be filed with the Company's quarterly report on Form 10-Q for the first quarter of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LinkedIn Corporation

Date: February 19, 2013	By:	/s/ Steven Sordello
Steven Sordello
Senior Vice President and Chief Financial Officer